Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)
Form S-8 (No. 333-270507) of Atlas Energy Solutions Inc. pertaining to the Atlas Energy Solutions Inc. Long Term Incentive Plan, and
(2)
Form S-3 (No. 333-279434) of Atlas Energy Solutions Inc.;

of our reports dated February 24, 2026, with respect to the consolidated financial statements of Atlas Energy Solutions Inc. and the effectiveness of internal control over financial reporting of Atlas Energy Solutions Inc. included in this Annual Report (Form 10-K) of Atlas Energy Solutions Inc. for the year ended December 31, 2025.

/s/ Ernst & Young LLP

Austin, Texas

February 24, 2026